Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

        December 9, 2020

Kraft Heinz Foods Company

One PPG Place

Suite 3100

Pittsburgh, Pennsylvania 15222

Re:        Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel for Kraft Heinz Foods Company, a Pennsylvania limited liability company (the “Issuer”), in connection with the proposed registration by the Issuer of up to (i) $1,000,000,000 in aggregate principal amount of 3.750% senior notes due 2030 (the “2030 Exchange Notes”), (ii) $500,000,000 in aggregate principal amount of 4.625% senior notes due 2039 (the “2039 Exchange Notes”), (iii) $1,500,000,000 in aggregate principal amount of 4.875% senior notes due 2049 (the “2049 Exchange Notes”), (iv) $1,350,000,000 in aggregate principal amount of 3.875% senior notes due 2027 (the “2027 Exchange Notes”), (v) $1,350,000,000 in aggregate principal amount of 4.250% senior notes due 2031 (the “2031 Exchange Notes”) and (vi) $800,000,000 in aggregate principal amount of 5.500% senior notes due 2050 (the “2050 Exchange Notes” and, together with the 2030 Exchange Notes, the 2039 Exchange Notes, the 2049 Exchange Notes, the 2027 Exchange Notes and the 2031 Exchange Notes, the “Exchange Notes”), each to be guaranteed (the “Guarantees”) by The Kraft Heinz Company, a Delaware corporation (the “Guarantor”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The Exchange Notes are to be issued pursuant to the Indenture dated as of July 1, 2015 (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”) by and among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as successor trustee to Wells Fargo Bank, National Association (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 3.750% senior notes due 2030 issued on September 25, 2019 (the “Outstanding 2030 Notes”), of which $1,000,000,000 in aggregate principal amount is outstanding, the Issuer’s 4.625% senior notes due 2039 issued on September 25, 2019 (the “Outstanding 2039 Notes”), of which $500,000,000 in aggregate principal amount is outstanding, the Issuer’s 4.875% senior notes due 2049 issued on September 29, 2019 (the “Outstanding 2049 Notes”), of which $1,500,000,000 in aggregate principal amount is outstanding, the Issuer’s 3.875% senior notes due 2027 issued on May 18, 2020 (the “Outstanding 2027 Notes”), of which $1,350,000,000 in aggregate principal amount is outstanding, the Issuer’s 4.250% senior notes due 2031 issued on May 18, 2020 (the “Outstanding 2031 Notes”), of which $1,350,000,000 in aggregate principal amount is outstanding and the Issuer’s 5.500% senior notes due 2050 issued on May 18, 2020 (the “Outstanding 2050 Notes” and, together with the Outstanding 2030 Notes, the Outstanding 2039 Notes, the Outstanding 2049 Notes, the Outstanding 2027 Notes and the Outstanding 2031 Notes, the “Outstanding Notes”), of which $800,000,000 in aggregate principal amount is outstanding.

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Kraft Heinz Foods Company

December 9, 2020

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Guarantor, (ii) minutes and records of the corporate proceedings of the Guarantor with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Rights Agreement, dated as of September 25, 2019, by and among the Issuer, the Guarantor, and BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as representatives of the other initial purchasers, (v) the Registration Rights Agreement, dated as of May 18, 2020, by and among the Issuer, the Guarantor, and J.P. Morgan Securities LLC, as representative of the other initial purchasers, (v) the Registration Statement and (vi) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantor.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer and the Guarantor of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any registrant is bound.

Kraft Heinz Foods Company

December 9, 2020

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Outstanding Notes in exchange for the Outstanding Notes and the guarantees related thereto pursuant to the exchange offer described in the Registration Statement (assuming the due authorization and execution of the Exchange Notes by the Issuer, and the due delivery of the Exchange Notes by the Issuer to holders of the Outstanding Notes in exchange for the Outstanding Notes), the Exchange Notes will be validly issued under the Indenture and binding obligations of the Issuer and the Guarantees will be validly issued under the Indenture and binding obligations of the Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

Kraft Heinz Foods Company

December 9, 2020

This opinion is limited to the specific issues addressed herein and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP